FOURTH AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FOURTH AMENDMENT dated as of October 28, 2014, to the Fund Administration Servicing Agreement, dated as of July 21, 2008, as amended April 28, 2011, August 30, 2012 and March 11, 2013 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of the Schooner Funds (the “Funds”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Schooner Hedged Alternative Income Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John P. Buckel	By: /s/ Michael R. McVoy

Name: John P. Buckel	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit A
to the
Fund Administration Servicing Agreement – Trust for Professional Managers

Name of Series
Schooner Fund
Schooner Hedged Alternative Income Fund